Exhibit 99.1

FOR IMMEDIATE RELEASE

NASDAQ:ABCW

Date:	September 30, 2011

Contact:	Emily Campbell, VP—Marketing & Communications, (608) 252-1436 Kimberly Pollard, Public Relations Manager, (608) 252-8862

Anchor BanCorp Welcomes Two New Directors to Board

Executives bring a total of more than 80 years of experience to Wisconsin bank

MADISON, Wis.—Anchor BanCorp Wisconsin, Inc. (Anchor), is pleased to announce the addition of two new Directors to its Board of Directors, effective immediately. Messrs. Duane Morse and Leonard Rush have been appointed by the Department of the Treasury, Anchor’s sole preferred stockholder. The preferred shares were issued as part of Anchor’s participation in the Treasury’s Capital Purchase Program.

“We welcome Mr. Morse and Mr. Rush to the Board and look forward to building a successful future with their guidance and input,” says Anchor BanCorp Chief Executive Officer Chris Bauer.

“Together, they bring skills and experience that will enhance and complement the current Board composition. Their backgrounds will be particularly helpful as we carry out our plans for new capital,” added Bauer.

Mr. Morse, J.D., formerly of WilmerHale, Washington, D.C., has practiced corporate law since 1980. Most recently he served in the positions of Chief Risk and Compliance Officer and Chief Counsel for the United States Treasury’s Office of Financial Stability from November 2008 to November 2009. Morse is a graduate of Northwestern University (B.A. 1972) and the University of Michigan (J.D. 1979).

Mr. Rush, a CPA, is the former Chief Financial Officer of Robert W. Baird & Co. Inc. in Milwaukee. He also served as Chief Compliance Officer and Assistant Treasurer to Fidelity Funds at FMR Corp. in Boston. Rush holds a BBA from the University of Wisconsin-Madison, with a focus in Accounting, and received his MBA from New York University.

Though appointed by Treasury, both Directors will receive the same compensation and shall be required to maintain the same fiduciary duties and obligations to Anchor and its shareholders as Anchor’s other directors.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business.

Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2011 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.

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